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                                                                  EXHIBIT (a)(3)
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                      THE BRAZILIAN INVESTMENT FUND, INC.
           OFFER TO PURCHASE FOR CASH UP TO 509,154.977 SHARES OF ITS
                   COMMON STOCK AT NET ASSET VALUE PER SHARE

To Brokers, Dealers, Commercial Banks,

  Trust Companies and Other Nominees:

    We are enclosing the material listed below relating to an offer by The Brazilian Investment Fund, Inc. (the "Fund") to purchase up to 509,154.977 shares of its Common Stock, par value $.01 per share (the "Shares"), for cash at a price per Share, net to the seller, equal to the net asset value in U.S. dollars per Share determined as of 5:00 P.M. New York City time on November 5, 1996 or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 7, 1996 and in the related Letter of Transmittal (which together constitute the "Offer").

    The following documents are enclosed:

        (1)  Offer to Purchase dated October 7, 1996;

        (2)  Letter of Transmittal to be used to tender all Shares;

        (3)  Guidelines for Certification of Taxpayer Identification Number; and

        (4) Letter to Clients, which should be sent to your clients for whose account you hold Shares registered in your name (or in the name of your nominee) with space provided for obtaining such clients' instructions with regard to the Offer.

    We have provided you with a sufficient number of copies of each of the above documents for each of the beneficial owners for whom you hold Shares to receive a copy. Please forward a copy of each of these documents to each beneficial owner.

    PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT EASTERN TIME ON NOVEMBER 5, 1996, UNLESS THE OFFER IS EXTENDED.

    No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal. Backup tax withholding at a 31% rate may be required unless an exemption is provided or unless the required tax identification information is or has previously been provided. Certain withholdings may also apply with respect to payments to foreign Shareholders. See Instructions 9 and 10 to the Letter of Transmittal.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent that the securities laws of any jurisdiction would require the Offer to be made by a licensed broker dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Any question you have with respect to the Offer should be directed to the Depository at (800) 221-6726.

                                          Very truly yours,

                                          THE BRAZILIAN INVESTMENT FUND, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR THE DEPOSITORY OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED HEREIN.